Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
May 27, 2026

Hashdex Continues to Bolster U.S. Presence With Key Senior Sales

Team Hires

New Hires Elizabeth Ward, Kollin Hancock and Lorissa Rawlinson Reflect Continued Expansion of U.S. ETF Distribution Team and Strengthened Advisor Engagement

New York – May 21, 2026 – Hashdex Asset Management Ltd. (“Hashdex”), a global crypto asset manager and pioneer in regulated digital asset investment solutions, today announced the addition of three senior leaders to its U.S. distribution team, further expanding the firm’s local presence and connectivity with financial advisors and institutional investors across the country.

This announcement builds on Hashdex’s recent U.S. leadership expansion, following the March appointment of Mick McLaughlin as the firm’s U.S. Chief Executive Officer and Head of Global Distribution. With that momentum, Hashdex now welcomes Elizabeth Ward, Kollin Hancock and Lorissa Rawlinson to help strengthen the firm’s U.S. sales team and support distribution and growth efforts for its index-based crypto ETF offerings in the market, most notably the Hashdex Nasdaq CME Crypto Index ETF (NCIQ).

Elizabeth Ward has been appointed as Vice President, Market Leader of the Southwestern region; Kollin Hancock will join the team as Vice President, Market Leader of the Pacific Northwestern region; and Lorissa Rawlinson will take on the role as Director, Market Leader of National Accounts.

This deepened bench of sales talent is reflective of the firm’s continued investment in U.S. distribution capabilities as adoption of regulated crypto investment products increases among advisors and institutions. The new members are equipped to support Hashdex’s efforts to strengthen relationships with allocators seeking long-term crypto exposure through ETF structures.

“We’re thrilled to welcome Elizabeth, Kollin, and Lorissa to our growing U.S. distribution team. They are stationed in key regions across the U.S. and will help scale our ETF platform while also strengthening our distribution network with financial advisors and institutional investors,” said Mick McLaughlin, U.S. CEO and Global Head of Distribution at Hashdex. “Their addition to the team reflects our momentum in the U.S. market as demand for institutional-quality crypto index ETFs continues to grow. With the expanded team, Hashdex is better positioned to deepen relationships across the market and advance our long-term vision of becoming the crypto asset management partner of choice in the U.S.”

Meet the Team

Elizabeth Ward (VP, Southwestern U.S.) is an asset management specialist with twenty years of sales, marketing and relationship experience building strategic partnerships. Her career spans Fidelity Investments, Charles Schwab, and founding roles at fintech platforms. Elizabeth holds Series 7, 66, and 9/10 licenses.

Kollin Hancock (VP, Pacific Northwestern U.S.) has an extensive history in wholesaling at a range of financial services companies. He spent the last two years as Regional Sales Consultant at Voya Financial and has had wholesaling roles at Brighthouse Life Insurance, Jackson National Life Distributors, and Symetra. Kollin holds Series 6 and 63 licenses.

Lorissa Rawlinson (Director, National Accounts) is a national accounts relationship veteran in the investment management industry with over 16 years of experience across various sales, business development and C-suite and advisor relationship building roles. Prior to joining Hashdex, she had senior roles at Ivy Investments and Commerce Funds.

Elizabeth Ward, Kollin Hancock, and Mick McLaughlin are registered representatives of Paralel Distributors LLC. Lorissa Rawlinson is pending registration.

About Hashdex Asset Management

Hashdex is a global crypto asset manager specializing in registered, index-based investment solutions that provide diversified exposure to digital assets. With teams across the United States, Europe, and Latin America, and managing approximately $1 billion in assets (as of May 15, 2026), the firm partners with leading institutions to deliver transparent, institutional-grade access to the crypto ecosystem through familiar investment structures.

Founded in 2018, Hashdex has been at the forefront of advancing registered crypto investing through innovative exchange-traded products designed to simplify digital asset allocation for professional and institutional investors. On February 14, 2025, the firm launched the Hashdex Nasdaq CME Crypto Index ETF (ticker: NCIQ), offering U.S. investors diversified exposure to major crypto assets, including bitcoin and ether, through a single registered exchange-traded vehicle that provides market-cap-weighted exposure to publicly traded crypto assets. The fund is benchmarked to the Nasdaq CME Crypto Index.

Media Contacts:

Katie Nerantzis / Liz Edwards

Dukas Linden Public Relations

Hashdex@DLPR.com

Legal Disclaimer

The issuer has filed a registration statement (including a Prospectus www.hashdex-etfs.com/NCIQ/prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus and/or prospectus supplement if you request it by calling (917) 525-5635. Before making an investment decision, you should carefully consider the risk factors and other information included in the Prospectus.

Hashdex Nasdaq CME Crypto Index ETF — Registration Statement No. 333-280990

This material expresses Hashdex Asset Management Ltd. and its subsidiaries and affiliates (“Hashdex”)’s opinion for informational purposes only and does not consider the investment objectives, financial situation or individual needs of one or a particular group of investors. We recommend consulting specialized professionals for investment decisions. Investors are advised to carefully read the prospectus or regulations before investing their funds.

Investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for sophisticated persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time.

The Fund, an exchange traded product, is not registered under the Investment Company Act of 1940 (the “1940 Act”), and therefore is not subject to the same regulations and protections as mutual funds or traditional ETFs registered under the 1940 Act.

Hashdex serves as the sponsor for NCIQ. Paralel Distributors LLC serves as the marketing agent, and Coinbase Custody, BitGo Trust and Fidelity Digital Assets Services serve as crypto asset custodians. Nasdaq serves as the index administrator and listing venue. The fund administrator is U.S. Bank Global Fund Services. These entities are all unaffiliated.

Nasdaq Disclaimer

Nasdaq® is a registered trademark of Nasdaq, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Nasdaq CME Crypto Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdaq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED.

Certain information contained herein (including financial information) has been obtained from published and unpublished sources. Such information has not been independently verified by Hashdex, and Hashdex does not assume responsibility for the accuracy of such information. Hashdex does not provide tax, accounting or legal advice. Certain information contained herein constitutes forward-looking statements, which can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” “believe” (or the negatives thereof ) or other variations thereof. Due to various risks and uncertainties, including those discussed above, actual events or results, the ultimate business or activities of Hashdex and its investment vehicles or the actual performance of Hashdex, its investment vehicles, or digital tokens may differ materially from those reflected or contemplated in such forward-looking statements.

As a result, investors should not rely on such forward- looking statements in making their investment decisions.

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